Exhibit 99.2

FOR IMMEDIATE RELEASE

Molecular Insight Receives Court Approval of

Assumption of Investment Agreement

and Solicitation of Alternative Transactions

Cambridge, MA, January 26, 2011 – Molecular Insight Pharmaceuticals, Inc. (OTCQB™: MIPIQ) (PINKSHEETS: MIPIQ), today announced that it has received approval from the U.S. Bankruptcy Court for the District of Massachusetts of its motion to assume the previously announced Investment Agreement entered into with Savitr Capital LLC. The motion was submitted in connection with the Company’s Chapter 11 reorganization case that was commenced on December 9, 2010 under the U.S. Bankruptcy Code.

The Court entered an order authorizing the Company to assume the Investment Agreement and approving a break-up fee and expense reimbursement for Savitr Capital as specified in the Investment Agreement. The order further authorizes the Company to actively solicit, during a 30-day period commencing on January 20, 2011, the date of entry of the order, inquiries, proposals, offers and bids from, and negotiate with, any person regarding any alternative transaction such as an acquisition or other sale or purchase transaction or refinancing. If the Company receives, prior to or after the foregoing solicitation period, an unsolicited proposal for an alternative transaction that would reasonably be expected to result in more favorable terms to the Company than the Savitr Capital investment, the Company is permitted to negotiate such proposal and notify Savitr Capital of the terms of such proposal. There is no assurance, however, that the Company will receive or can successfully negotiate any alternative proposal, or that it will ultimately enter into a transaction with Savitr Capital, whether on the basis of the Investment Agreement or otherwise.

The Court found that the amount of the break-up fee and expense reimbursement to Savitr Capital under the Investment Agreement are reasonable and are likely to encourage bidding and, accordingly, granted the break-up fee and expense reimbursement priority status of administrative expenses under the U.S. Bankruptcy Code. The Court further ordered a reduction of the break-up fee if the Company enters into a transaction proposed or sponsored by the holders of the Company’s Senior Secured Floating Rate Bond due 2012 as contemplated by the Investment Agreement.

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and pioneer in molecular medicine. The Company is focused on the discovery and development of targeted therapeutic and imaging radiopharmaceuticals for use in oncology. Molecular Insight has five clinical-stage candidates in development. For further information, please visit the Company’s website: www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our pending Chapter 11 filing, our potential payment of the break-up fee and expense reimbursement; our solicitation and negotiation of any alternative transaction; and our ability to consummate the transactions contemplated by the Investment Agreement or otherwise. Such forward-looking statements also include, but are not limited to, the potential adverse impact of the Chapter 11 proceedings on our business, financial condition or results of operations; our ability to maintain adequate liquidity to fund our operations during the Chapter 11 proceedings and to fund a plan of reorganization and thereafter; our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time and to develop, prosecute, confirm and consummate our plan of reorganization and the transactions contemplated by such plan; general economic conditions; the timing and expenses related to transactions contemplated by the Investment Agreement or otherwise; and those factors identified in our filings with the SEC. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially

Molecular Insight Receives Court Approval of Assumption of Investment Agreement

and Solicitation of Alternative Transactions

2

different from historical results or from any results expressed or implied by such forward-looking statements. The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative. Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Investors and other interested parties can obtain information about our court filings and claims information on www.omnimgt.com/molecular. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Contact:

Mark A. Attarian

Interim Executive Vice President and

Chief Financial Officer

617.492.5554

mattarian@molecularinsight.com